Exhibit 99.1

Cinedigm Reduces Total Debt By $24.4 Million Or 47.4% and Annual Interest Expense by 37% or $1.6 Million compared to December 31, 2019

In Latest Debt Reduction Moves, Company Completes Second Lien Note Exchanges To Reduce Debt by a total of $1.6 Million

Los Angeles, December 7, 2020 – Cinedigm (NASDAQ: CIDM) announced today that the Company has entered into exchange agreements  with certain holders of notes under its Second Lien Loan Agreement dated as of July 14, 2016 among the Company, the lenders party thereto, and Cortland Capital Market Services LLC, as Agent. Pursuant to the Exchange Agreements, the Company issued an aggregate of 2,776,282 shares of its Class A common stock in exchange for an aggregate of $1,386,106.91 of principal amount of second lien notes. The exchanged second lien notes were immediately cancelled. The exchange was consummated on December 4, 2020. In a separate exchange with another holder of second lien notes, on November 19, 2020, the Company issued 452,499 shares of Common Stock in exchange for $247,108.42 principal amount of Second Lien Notes. As of today, the remaining second lien note balance is approximately $5.96 million, down $5.32 million or 47% from the original $11.28 million second lien note balance as a result of the company’s aggressive efforts to reduce debt and interest costs.

This reduction in second lien loans is the latest step in Cinedigm’s initiative to dramatically reduce its debt and interest expense. Since December 31, 2019, the Company has reduced overall debt by $24.4 million or 47.4% and annual interest expense by 37% or $1.6 million. Over this period, the Company converted $15 million in convertible notes to equity at $1.50 per share, reduced second lien loans from $8.11 million to $5.96 million a 27% or $2.15 million reduction, reduced our asset-based revolving loan by $8.9 million or 56% to $7 million and reduced non-recourse legacy cinema equipment business debt by $523 thousand to a current balance of $12 million.

“We have been working diligently to reduce our debt and annual interest expenses and this further reduction in our second lien note balance is another very positive step in this process and an indication of our commitment to continually strengthen our balance sheet,” said Gary Loffredo, Cinedigm’s Chief Operating Officer. “Over the remainder of this year, we will continue to aggressively seek more opportunities to further reduce our second lien and other debt balances.”

ABOUT CINEDIGM

For more than twenty years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains hundreds of millions of consumers around the globe by providing premium content, streaming channels and technology services to the world’s largest media, technology and retail companies. For more information, visit http://www.cinedigm.com/.

Cinedigm uses, and will continue to use, its website, press releases, SEC filings, and various social media channels, including Twitter (https://twitter.com/cinedigm), LinkedIn (https://www.linkedin.com/company/cinedigm/), Facebook (https://facebook.com/Cinedigm), StockTwits (https://stocktwits.com/CinedigmCorp) and the Company website (www.cinedigm.com) as additional means of disclosing public information to investors, the media and others interested in the Company. It is possible that certain information that the Company posts on its website, disseminated in press releases, SEC filings, and on social media could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its website, disseminates in press releases, SEC filings and on the social media channels identified above, as such information could be deemed to be material information. For more information, visit http://www.cinedigm.com.

Press Contact for CIDM:

Jill Calcaterra

310-466-5135

jcalcaterra@cinedigm.com